UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Tuesday, May 8, 2020 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1. To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

4. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 12, 2020, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

March 27, 2020

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

March 27, 2020

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Tuesday, May 8, 2020, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864. We currently intend to hold our Annual Meeting of Shareholder in person. However, we are actively monitoring the coronavirus outbreak (COVID-19) and its potential impact on the meeting.

Only shareholders of record as of the close of business on March 12, 2020 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 166,614,941 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 8, 2020

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Board recommends that you vote FOR the proposals listed above.

On or about March 27, 2020, the Company mailed to its shareholders of record as of March 12, 2020 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on March 27, 2020, the Company began mailing printed copies of these proxy materials to shareholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR each of the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing a proxy on the Internet at the address listed on the proxy card or notice,

2. by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2021 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, seven of whom are independent directors. Each director is elected annually for a one-year term. The terms of the directors expire at the 2020 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2021 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board each of Mses. Johnson and Matz and each of Messrs. Bradley, Gillis, Guertin, Jagiela, Tufano and Vallee.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which the nominee serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ diversity and significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
Michael A. Bradley	2004

Mr. Bradley, 71, served as the Company’s Chief Executive Officer from May 2004 until February 2014. He was President of Teradyne from May 2003 until January 2013, President of the Semiconductor Test Division from April 2001 until May 2003 and Chief Financial Officer from July 1999 until April 2001. From 1992 until 2001, he held various Vice President positions at Teradyne. Mr. Bradley has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001 and of Avnet, Inc. since November 2012.

Mr. Bradley contributes valuable institutional knowledge and executive experience from his 41 years with Teradyne, including 10 years as Chief Executive Officer.

Edwin J. Gillis	2006

Mr. Gillis, 71, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he was the Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005, as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation from September 1995 to November 2002, and as the Chief Financial Officer of Lotus Development Corporation from 1991 to September 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis has been a director of LogMeIn, Inc. since November 2007. Mr. Gillis was a director of Responsys Inc. from March 2011 to January 2014 and a director of Sophos Plc. from November 2009 to September 2017.

Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly traded technology companies.

Timothy E. Guertin	2011

Mr. Guertin, 70, served as Chief Executive Officer of Varian Medical Systems, Inc. (“Varian”) from February 2006 to September 2012 and as President from August 2005 to September 2012. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002. Mr. Guertin was a director of Varian from August 2005 to February 2020.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Name	Year Became Director	Background and Qualifications
Mark E. Jagiela	2014

Mr. Jagiela, 59, has served as the Company’s Chief Executive Officer since February 2014. He has served as the President of Teradyne since January 2013 and the President of the Company’s Semiconductor Test Division from 2003 to February 2016. Mr. Jagiela was appointed a Vice President of Teradyne in 2001. He has held a variety of senior management roles at the Company including General Manager of Teradyne’s Japan Division.

Mr. Jagiela contributes valuable executive experience from his 38 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Mercedes Johnson	2014

Ms. Johnson, 66, served as Interim Chief Financial Officer of Intersil Corporation from April 2013 to September 2013 and as the Senior Vice President and Chief Financial Officer of Avago Technologies Limited from December 2005 to August 2008. Prior to joining Avago, Ms. Johnson was Senior Vice President, Finance, of Lam Research Corporation from June 2004 to January 2005 and Chief Financial Officer of Lam from May 1997 to May 2004. Ms. Johnson has been a director of Synopsys, Inc. since February 2017, a director of Millicom International Cellular S.A. since May 2019, and a director of Maxim Integrated Products since September 2019. Ms. Johnson was a director of Intersil Corporation from August 2005 to February 2017, a director of Micron Technology, Inc. from June 2005 to January 2019, and a director of Juniper Networks, Inc. from May 2011 to May 2019.

Ms. Johnson contributes valuable industry experience as a former senior financial executive at semiconductor and semiconductor equipment companies as well as a current member of the boards of directors of global technology companies.

Marilyn Matz	2017

Ms. Matz, 66, is a co-founder of Paradigm4, Inc. and has served as its Chief Executive Officer and Chair of the Board of Directors since December 2009. Previously, Ms. Matz was a co-founder of Cognex Corporation where she held a variety of leadership positions in engineering and business operations from March 1981 to December 2008 including her final role as Senior Vice President and Business Unit Manager of its PC Vision Products Group. Ms. Matz served on the Board of Directors for LogMeIn, Inc. from September 2014 to February 2017.

Ms. Matz contributes valuable technical expertise and leadership experience from more than 38 years in automation, machine vision and software analytics related industries.

Name	Year Became Director	Background and Qualifications
Paul J. Tufano	2005

Mr. Tufano, 66, served as President and Chief Executive Officer of Benchmark Electronics, Inc. from September 2016 to March 2019. He currently serves as an advisor to Benchmark Electronics. Mr. Tufano served as the Chief Financial Officer of Alcatel-Lucent from December 2008 to September 2013 and Chief Operating Officer of Alcatel-Lucent from January 2013 to September 2013. He was Executive Vice President of Alcatel-Lucent from December 2008 to January 2013. He also served as a consultant for Alcatel-Lucent from September 2013 to April 2014. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001 to February 2003 and Chief Financial Officer from July 1996 to February 2003. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation. Mr. Tufano has been a director of EnerSys since April 2015. Mr. Tufano served on the Board of Directors of Benchmark Electronics, Inc. from February 2016 to March 2019.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Roy A. Vallee	2000

Mr. Vallee, 67, served as Executive Chairman of the Board of Directors of Avnet, Inc. from July 2011 to November 2012 and as a director of Avnet, Inc. from 1991 to 2012. From July 1998 to July 2011, he was Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. He also was Vice Chairman of the Board of Directors from November 1992 to July 1998 and President and Chief Operating Officer from March 1992 until July 1998. Since 2003, Mr. Vallee has been a director of Synopsys, Inc. and currently serves as lead independent director. He is a former Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco.

Mr. Vallee contributes valuable executive experience within the global technology industry as well as extensive knowledge of the issues affecting complex technology companies.

Director Qualifications and Experience

As described above, each Director nominee brings a diversity of skills and experiences to the Board that are complementary and, together, cover the spectrum of areas that impact the Company’s current and evolving business. A summary of each nominee’s qualifications and experience is set forth in the matrix below. As the matrix is a summary, it does not include all the skills, experience, qualifications and diversity that each nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a nominee does not possess it. The Board believes that the combination of backgrounds, skills and experience has resulted in a Board that is well-equipped to exercise oversight responsibilities on behalf of the Company’s stakeholders.

Qualifications/Skills	Bradley	Gillis	Guertin	Jagiela	Johnson	Matz	Tufano	Vallee
C-Level Experience	✓	✓	✓	✓	✓	✓	✓	✓
Global Business Experience	✓	✓	✓	✓	✓	✓	✓	✓
Semiconductor and Electronics Industry Experience	✓			✓	✓		✓	✓
Industrial Automation Industry Experience				✓		✓
M&A Experience	✓	✓	✓	✓	✓		✓	✓
Sales/Marketing Experience	✓		✓	✓		✓		✓
Technical Product Development Expertise	✓		✓	✓		✓
Financial Expertise	✓	✓			✓		✓	✓
Legal/Regulatory Compliance and Risk Oversight	✓	✓	✓	✓	✓	✓	✓	✓

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2020 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

The Company’s Compensation Committee has implemented an executive compensation program that rewards performance. The Compensation Committee fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance objectives that are important to the Company and its shareholders. The Compensation Committee has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that its compensation policies and practices reflect a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders. The Company recommends shareholders read the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” before voting on this “Say-on-Pay” advisory proposal.

The executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s challenging performance goals for 2019 and performance in achieving those goals. The Company increased revenues by 9%, to $2.3 billion, generated significant free cash flow and increased earnings per share for the sixth consecutive year, all as described in the section of this proxy statement entitled “Compensation Discussion and Analysis.” The Company grew sales in its semiconductor test, wireless test and system test businesses while achieving market share gains in its memory test business. The Company also grew its industrial automation business year over year, despite challenging global industrial automation conditions, supported by the acquisition of AutoGuide Mobile Robots in the fourth quarter of 2019. Beyond its strong financial performance, the Company introduced major new products in growing segments across its test and industrial automation businesses to expand its served markets and position itself for continued growth.

The Company’s sustained profitability and free cash flow allowed the Company in 2019 to return approximately $560 million to shareholders through payment of quarterly dividends and share repurchases. The Company has announced a new $1 billion share repurchase authorization and plans to repurchase a minimum of $250 million of shares in 2020. The Company also announced an 11% increase to its quarterly dividend to $0.10 per share.

The Company’s performance-based variable compensation for 2019 was tied to the Company’s rate of profitability, revenue growth and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit and gross margin targets, strategic customer design-in wins and new product launches – the achievement of which positively impact the Company’s long-term performance. In 2019, the Company increased the profit rate before interest and taxes (“PBIT”) target for variable cash compensation from 17% to 19%, increased the target two-year rolling revenue growth rate for variable cash compensation from 3% to 5%, and increased the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 10% to 15%. Due to the Company’s PBIT, revenue growth and achievement of certain strategic goals in 2019, executive officers received variable cash compensation payouts ranging from 124% to 137% of their target awards.

In 2019, the Company’s long-term performance criteria for performance-based stock awards included both a relative total shareholder return component and a cumulative PBIT component, each measured at the end of a three-year performance period, consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The relative total shareholder return component is based on a comparison of the Company’s total shareholder return to the performance of the NYSE Composite Index. In 2019, the Company increased the three-year cumulative PBIT rate component of the long-term performance criteria for performance-based stock awards from 17% to 19%. The final number of shares earned for the performance-based stock awards granted in 2019 will be determined in January 2022.

In January 2020, the executive officers achieved: (1) 158% of their target performance-based stock awards granted in 2017 that were eligible to vest with the relative total shareholder return component, based on Teradyne’s relative total shareholder return performance measured against the NYSE Composite Index during the three-year performance period from January 2017 to January 2020; and (2) 200% of their target performance-based stock awards granted in 2017 that were eligible to vest with the PBIT component, based on the Company’s three-year cumulative PBIT rate from January 1, 2017 to December 31, 2019.

The Company’s shareholders voted to approve the Say-on-Pay advisory proposal at the 2019 Annual Meeting of Shareholders with 96% of the votes cast approving the proposal. Notwithstanding this result, the Compensation Committee continues to assess the Company’s executive compensation program to ensure it remains aligned with both short-term and long-term performance. For example, in 2020, the Compensation Committee adjusted the mix of equity awarded to the executive officers by increasing the performance-based stock awards from 50% to 60% of the total grant date fair value of the awards (with performance-based stock awards measured at target), decreasing the time-based stock awards from 40% to 30%, and retaining non-qualified stock options at 10% of the 2020 equity award. The Compensation Committee also increased the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 15% to 17%.

The performance-based variable cash compensation and equity awards are described in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2020 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. The appointment of PricewaterhouseCoopers LLP is in the best interest of Teradyne’s shareholders. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered public accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s web site at www.teradyne.com under the “Governance” section of the “Investors” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent directors constitute majority of Board and all members of the Board Committees;

•	Independent Board Chair;

•	All directors elected annually for one-year term with majority voting for uncontested Board elections;

•	Adoption of “Poison Pill” requires shareholder approval;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Director and executive officer stock ownership guidelines;

•	Annual Board and Committee self-assessments;

•	Executive sessions of independent directors at Board meetings;

•	Board access to management and independent advisors;

•	Board oversight of enterprise risk management, including cybersecurity risks;

•	Independent registered public accounting firm and internal auditor meet regularly with Audit Committee without management present;

•	An environmental, social and governance program and Corporate Social Responsibility (“CSR”) Report.

•	Nominating and Corporate Governance Committee review of Board composition, skills, diversity and succession plan;

•	Nominating and Corporate Governance Committee review of director’s change in position;

•	Annual Board review of executive succession plan;

•

Policy prohibiting employees, executives and directors from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments) and pledging Teradyne stock as collateral for loans (including through the use of margin accounts);

•	No director may serve on more than four other public company boards;

•	Directors must be 74 years or younger as of the date of their election or appointment;

•	Annual review of non-employee director compensation and cap on value of annual equity awards;

•	Annual Board evaluation of Chief Executive Officer performance; and

•	Policy promoting equal opportunity for all employees, including gender pay equity.

Board Nomination Policies and Procedures

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board and does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the Board membership criteria described below.

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry; commitment to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations.

Nominees shall be 74 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of backgrounds, expertise and experience that will allow the Board to fulfill its responsibilities. The Board values ethnic, cultural, gender, economic, professional and educational diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. Board composition and succession planning are reviewed regularly to ensure that Teradyne’s directors reflect the knowledge, experience, skills and diversity required for the needs of the Board.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2021 Annual Meeting of Shareholders.”

Director Independence

Teradyne’s Guidelines require that at least a majority of the Board shall be independent and set out standards for determining director independence. To be considered independent, a director must satisfy the definitions pursuant to the SEC rules and the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and, in the Board’s judgment, not have a material relationship with Teradyne. Teradyne’s Guidelines are available on Teradyne’s web site at www.teradyne.com under the “Governance” section of the “Investors” link.

The Board has determined that the following directors are independent using the criteria identified above: Michael A. Bradley, Edwin J. Gillis, Timothy E. Guertin, Mercedes Johnson, Marilyn Matz, Paul J. Tufano and Roy A. Vallee. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Ms. Johnson’s position as a director of Maxim Integrated Products, both a Teradyne supplier and customer; until her retirement in May 2019, Ms. Johnson’s position as a director of Juniper Networks, Inc., one of Teradyne’s customers; until her retirement in January 2019, Ms. Johnson’s position as a director of Micron Technology, Inc., one of

Teradyne’s customers; until his retirement in March 2019, Mr. Tufano’s position as President, Chief Executive Officer and director of Benchmark Electronics, Inc., one of Teradyne’s customers; Mr. Bradley’s position as a director of Avnet, Inc., both a Teradyne customer and supplier; and each of Ms. Johnson’s and Mr. Vallee’s position as a director of Synopsys, Inc., both a Teradyne customer and supplier. Teradyne’s business with Maxim Integrated Products, Micron Technology, Avnet, Juniper Networks, Benchmark Electronics and Synopsys during 2019 was immaterial to Teradyne and to the other companies. Teradyne will continue to monitor its business relationships to ensure they have no impact on the independence of its directors. The Board has determined that Michael A. Bradley met the standards for independence on February 1, 2018 because, as of that date, he had not received compensation from Teradyne related to his employment as the Company’s Chief Executive Officer during a twelve-month period within the last three years. The Board has determined that Mark E. Jagiela is not independent because he is Teradyne’s Chief Executive Officer.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC rules and the listing standards of Nasdaq, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure and Self-Assessment

Since May 2014, Mr. Vallee has served as an independent Chair of the Board. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

The Board and each of its committees annually undertake a self-assessment, including an evaluation of its composition, mandate and function. The Chair of the Nominating and Corporate Governance Committee manages this annual process and implementation of any action items resulting from the process. For example, as a result of one of the Board’s self-assessments in which the directors expressed their interest in having a separate strategy discussion, an annual strategic session with management was implemented in 2018.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s web site at www.teradyne.com under the “Governance” section of the “Investors” link.

Teradyne maintains an insider trading policy as part of its Code of Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and prohibits directors, executive officers and certain other employees from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Governance” section of the “Investors” link.

Corporate Responsibility and Sustainability

Teradyne’s Board of Directors is committed to promoting, creating and maintaining a safe and healthy workplace, environment and society. Teradyne is committed to employee health, safety and welfare, to managing its activities that impact the environment in a responsible and effective manner, and to supporting the communities where its employees live and work. Teradyne strives to be a leader in driving improvements in environmental sustainability, supply chain responsibility, diversity and inclusion, and positive social impact. In August 2019, the Board invited an outside expert to present to the full Board on best practices and trends in corporate social responsibility (“CSR”) programs. In 2019, the Company implemented a more robust CSR program and, in November 2019, published its first CSR report. The Company plans to continue to enhance its program and to provide additional, detailed disclosures to its shareholders, employees, customers, suppliers and other stakeholders. For example, the Company reduced its water usage in its corporate headquarters in North Reading, MA by 25% from 2018 to 2019 by instituting water saving measures. Additionally, in response to employee feedback, Teradyne expanded its training and learning development program for employees globally in 2019. Detailed information regarding Teradyne’s corporate responsibility and sustainability activities is available on its website at www.teradyne.com under the “Corporate Social Responsibility” link.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, cybersecurity, legal, market and competitive risks. Management and the Board have not identified any risks arising from Teradyne’s compensation plans, policies and practices for the executives or employees that are reasonably likely to have a material adverse effect on the Company.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports any potential conflicts identified through these inquiries to the Audit Committee. No potential conflicts were identified in 2019.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, and other similarly frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2019 Annual Meeting of Shareholders held on May 7, 2019.

Board Meetings

The Board met five times during the year ended December 31, 2019. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2019. The Chair of the Board presides over all Board meetings and each executive session. During 2019, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the listing standards of Nasdaq, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edwin J. Gillis*	Timothy E. Guertin*	Timothy E. Guertin
Mercedes Johnson	Marilyn Matz	Marilyn Matz*
Paul J. Tufano	Roy A. Vallee	Roy A. Vallee

*	Committee Chair

The Board will appoint committee members for the 2020-2021 term following the election of directors at the 2020 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Board has determined that Ms. Johnson’s simultaneous service on three additional audit committees does not impair her ability to effectively serve on Teradyne’s Audit Committee. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	overseeing matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	reviewing the internal audit function and annual internal audit plan;

•	supervising compliance with legal and regulatory requirements;

•

reviewing and approving the appointment, compensation, activities, and independence of the independent registered public accounting firm including the selection of the lead audit partner who is rotated every 5 years; and

•	conducting a financial risk assessment.

The Audit Committee met ten times during 2019. The responsibilities of the Audit Committee and its activities during 2019 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of and assessment of the risks associated with Teradyne’s compensation programs, policies and practices;

•	recommending changes and/or recommending the adoption of new compensation plans to the Board, as appropriate;

•	reviewing and recommending to the Board each year the compensation for non-employee directors;

•	evaluating and recommending to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	reviewing and approving of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met six times during 2019.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to assist it in carrying out its duties and responsibilities regarding executive and non-employee director compensation. In 2019, this engagement involved preparing (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a tally sheet analysis for executive officers. To maintain the independence of its advice, Compensia provides no services to Teradyne other than the services provided to the Compensation Committee. In addition, the Compensation Committee conducts annually a conflict of interest assessment for Compensia and any other independent advisors engaged during the year using the factors applicable to compensation consultations under SEC rules and the listing standards of Nasdaq, and, for 2019, no conflict of interest was identified.

The Compensation Committee also uses proprietary compensation surveys prepared by Radford, a global compensation consultant focused on technology companies.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors in accordance with SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things, to:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters;

•	review the Company’s environmental, social and governance program; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms. The Nominating and Corporate Governance Committee regularly reviews Board composition, skills, diversity and succession plans.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the potential impact on the director’s independence and the appropriateness of the director’s continued membership on any Board committees under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2019.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Every year, Compensia, the Compensation Committee’s independent compensation consulting firm, conducts an analysis of director compensation, including a review of benchmark data, and reports to the Committee any recommendations regarding director compensation. The Compensation Committee considers Compensia’s annual recommendations as part of its annual review of director compensation. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. In 2019, after review of this data, the Compensation Committee recommended, and the Board approved, an increase in certain of the cash fees payable to the non-employee directors, as described below. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2019, the non-employee directors were compensated at the rate of $70,000 per year pro-rated from January 1, 2019 until May 7, 2019 and compensated at the rate of $80,000 per year pro-rated from May 7, 2019 through December 31, 2019. Additional fees paid to certain non-employee directors in 2019 were as follows:

•	The Board Chair received an additional $55,000 per year pro-rated from January 1, 2019 until May 7, 2019 and an additional $65,000 per year pro-rated from May 7, 2019 through December 31, 2019;

•

The Chair of the Audit Committee received an additional $25,000 per year pro-rated from January 1, 2019 until May 7, 2019 and an additional $30,000 per year pro-rated from May 7, 2019 through December 31, 2019;

•	The Chair of the Compensation Committee received an additional $20,000 per year; and

•	The Chair of the Nominating and Corporate Governance Committee received an additional $15,000 per year.

Stock-Based Compensation

Each non-employee director receives an annual equity award having a fair market value equal to $200,000 on the earlier of (i) the date of the Annual Meeting of Shareholders or (ii) the last Thursday in May. This annual equity award, which is delivered in the form of restricted stock units, vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the following year’s Annual Meeting of Shareholders.

Each new non-employee director is granted an equity award on the date first elected or appointed to the Board having a fair market value equal to $200,000, pro-rated to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This equity award, which is also delivered in the form of restricted stock units, vests in full on the date of the next annual equity award grant. The equity award is granted under the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan, which limits annual equity awards for non-employee directors to an amount not to exceed $200,000.

Director Deferral Program

The non-employee directors may elect to defer receipt of their cash and/or equity awards and have the compensation invested into (1) an interest-bearing account (based on ten-year Treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in this deferral program, he or she will receive either the cash value of the interest-bearing account or the shares of the Company’s common stock underlying the DSUs, in either case, within 90 days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the non-employee directors with those of the Company’s shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, the non-employee directors are expected to attain (within five years from the date of initial election to the Board) and maintain an investment level in shares of the Company’s common stock equal to five times their annual cash retainer. All of the non-employee directors met the ownership guidelines as of December 31, 2019.

Director Compensation Table for 2019

The table below summarizes the compensation Teradyne paid to the non-employee directors for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Total ($)
Michael A. Bradley	$76,485	$199,661	$276,146
Edwin J. Gillis	$104,725	$199,661	$304,386
Timothy E. Guertin	$96,485	$199,661	$296,146
Mercedes Johnson	$76,485	$199,661	$276,146
Marilyn Matz	$91,485	$199,661	$291,146
Paul J. Tufano	$76,485	$199,661	$276,146
Roy A. Vallee	$137,967	$199,661	$337,628

(1)

The non-employee directors were compensated at the rate of $70,000 per year pro-rated from January 1, 2019 until May 7, 2019 and compensated at the rate of $80,000 per year pro-rated from May 7, 2019 through December 31, 2019. Mr. Gillis received an additional $25,000 per year pro-rated from January 1, 2019 until May 7, 2019 and an additional $30,000 per year pro-rated from May 7, 2019 through December 31, 2019 as Chair of the Audit Committee. Mr. Guertin received an additional $20,000 as Chair of the Compensation Committee. Ms. Matz received an additional $15,000 as Chair of the Nominating and Corporate Governance Committee. Mr. Vallee received an additional $55,000 per year pro-rated from January 1, 2019 until May 7, 2019 and an additional $65,000 per year pro-rated from May 7, 2019 through December 31, 2019 as Chair of the Board. Mr. Tufano elected to defer receipt of his cash fees for 2019 and have the fees invested into a DSU account.

(2)

The amounts reported in the “Stock Awards” column represent the grant date fair value of the annual 2019 RSU awards calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. For a discussion of the assumptions underlying this valuation, please see Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)

As of December 31, 2019, each then-serving non-employee director held 4,157 restricted stock units with an expected vesting date of May 7, 2020. As of December 31, 2019, Mr. Gillis held 16,379 DSUs, Mr. Guertin held 45,987 DSUs, Mr. Tufano held 31,966 DSUs, and Mr. Vallee held 42,638 DSUs.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Audit Committee Report

In 2020, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2019 and met with both management and PricewaterhouseCoopers LLP (“PwC”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC, as well as PwC’s report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PwC the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on these reviews and discussions with management and PwC, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

Mercedes Johnson

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PwC, Teradyne’s independent registered public accounting firm, for the fiscal years ended December 31, 2019 and December 31, 2018.

	2019	2018
Audit Fees	$3,260,225	$3,279,429
Audit-Related Fees	203,000	406,772
Tax Fees	315,373	675,793
All Other Fees	3,123	4,402

Total:	$3,781,721	$4,366,396

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of Teradyne’s annual financial statements and internal control over financial reporting for fiscal years 2019 and 2018. These fees include the review of Teradyne’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees in 2019 were for professional services associated with acquisition due diligence. In 2018, services were associated with acquisition due diligence and the new lease accounting standard.

Tax Fees

Tax Fees in 2019 and 2018 were for professional services related to global tax planning and compliance matters.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In 2019 and 2018, the fees were related to accounting seminars and financial statement disclosure and technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2019 and 2018, the Audit Committee pre-approved all audit and other services performed by PwC.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. The services set forth on the pre-approved list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 12, 2020 information relating to the beneficial ownership of Teradyne’s common stock by each director, each named executive officer and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
Gregory R. Beecher	—	*

Michael A. Bradley (3)	39,744	*

Edwin J. Gillis	79,954	*

Charles J. Gray	28,000	*

Timothy E. Guertin	65,396	*

Mark E. Jagiela	427,350	*

Mercedes Johnson	28,710	*

Marilyn Matz	13,499	*

Sanjay Mehta	16,877	*

Bradford B. Robbins	62,983	*

Gregory S. Smith	26,348	*

Paul J. Tufano	120,413	*

Roy A. Vallee (4)	126,344	*

All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors) (5)	1,035,618	0.62%

*	less than 1%
(1)

Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.

(2)

Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 12, 2020, (ii) are subject to restricted stock units which vest within 60 days of March 12, 2020, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Beecher, 0 shares; Mr. Bradley, 4,157 shares; Mr. Gillis, 20,536 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Gray, 0 shares; Mr. Guertin, 50,144 shares (including 45,987 shares issuable pursuant to the Deferral Plan); Mr. Jagiela, 58,992 shares; Ms. Johnson, 4,157 shares; Ms. Matz, 4,157 shares; Mr. Mehta, 16,694 shares; Mr. Robbins, 28,872 shares; Mr. Smith, 0 shares; Mr. Tufano, 36,123 (including 31,966 shares issuable pursuant to the Deferral Plan); Mr. Vallee, 46,795 shares (including 42,638 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group (except for Mr. Beecher who retired on July 17, 2019), 270,627 shares (including 136,970 shares issuable pursuant to the Deferral Plan).

(3)	Includes 35,587 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(4)	Includes 79,549 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.

(5)

The group is comprised of Teradyne’s executive officers and directors on March 12, 2020 and therefore does not include Mr. Beecher who retired on July 17, 2019. Includes (i) an aggregate of 87,864 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 12, 2020 granted under the stock plans, (ii) an aggregate of 45,793 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 12, 2020, and (iii) an aggregate of 136,970 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2019, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (3)
BlackRock, Inc. (1)	18,247,350	10.9%
55 East 52nd Street New York, New York 10055

The Vanguard Group, Inc. (2)	16,860,575	10.06%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)

As set forth in Amendment No. 9 to a Schedule 13G, filed on February 4, 2020, BlackRock, Inc. had, as of December 31, 2019, sole dispositive power with respect to all of the shares and sole voting power with respect to 17,253,238 shares.

(2)

As set forth in Amendment No. 11 to a Schedule 13G, filed on February 12, 2020, The Vanguard Group, Inc. (“Vanguard”) had, as of December 31, 2019, sole dispositive power with respect to 16,708,281shares, shared dispositive power with respect to 152,294 shares, sole voting power with respect to 133,568 shares, and shared voting power with respect to 38,421 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 74,567 shares as a result of its serving as an investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 136,728 shares as a result of its serving as investment manager of Australian investment offerings.

(3)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2019.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information with respect to the following persons who, pursuant to SEC rules, constitute our “named executive officers” for 2019:

•	Mark E. Jagiela, President and Chief Executive Officer;

•	Gregory R. Beecher, former Chief Financial Officer;

•	Sanjay Mehta, Vice President, Chief Financial Officer, and Treasurer;

•	Charles J. Gray, Vice President, General Counsel and Secretary;

•	Bradford B. Robbins, President, Wireless Test Division; and

•	Gregory S. Smith, President, Semiconductor Test Division.

This Compensation Discussion and Analysis describes the material elements of Teradyne’s executive compensation program during the fiscal year ended December 31, 2019. It also provides an overview of the Company’s executive compensation philosophy, as well as the Company’s principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for the Company’s executive officers, including the named executive officers, in 2019, and discusses the key factors that the Compensation Committee considered in determining the compensation of the named executive officers.

2019 Executive Compensation Summary

Teradyne is a leading global supplier of automation equipment for test and industrial applications. The Company designs, develops, manufactures and sells automatic test systems used to test semiconductors, wireless products, data storage and complex electronics systems in the consumer electronics, wireless, automotive, industrial, computing, communications, aerospace and defense industries. Teradyne’s industrial automation products include collaborative robotic arms, autonomous mobile robots and advanced robotic control software used by global manufacturing and light industrial customers to improve quality, increase manufacturing and material handling efficiency and decrease manufacturing costs. The automatic test equipment and industrial automation markets are highly competitive and characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

In 2019, the Company increased revenue by 9% to $2.3 billion, generated significant free cash flow and increased earnings per share for the sixth consecutive year. The Company grew sales in its semiconductor test, wireless test and system test businesses while achieving market share gains in its memory test business. The Company also grew its industrial automation business year over year, despite challenging global industrial automation conditions, supported by the acquisition of AutoGuide Mobile Robots (“AutoGuide”) in the fourth quarter of 2019. Beyond this strong financial performance, the Company introduced major new products in growing segments across its test and industrial automation businesses to expand its served markets and position itself for continued growth. During 2019, the Company continued to invest for long-term, future growth while maintaining financial discipline.

In 2019, the Company returned approximately $560 million to shareholders through its dividend and share repurchase programs. In January 2020, the Company announced a new $1 billion share repurchase authorization and plans to repurchase a minimum of $250 million of shares in 2020. The Company also announced an 11% increase to its quarterly dividend to $0.10 per share. The dividend and repurchase programs reflect the Company’s confidence in the business and ability to return capital to its shareholders while retaining sufficient financial flexibility to pursue growth opportunities through both internal investments and acquisitions such as AutoGuide.

The Company’s 2019 performance-based variable cash compensation was tied to its rate of profitability, a two-year rolling revenue growth rate metric, and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit and gross margin targets, strategic customer design-in wins and new product launches. Teradyne’s performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s challenging performance goals for 2019 and performance in achieving those goals. As a result of the Company’s rate of profitability, revenue growth and achievement of certain strategic goals in 2019, executive officers received variable cash compensation payouts ranging from 124% to 137% of target.

The Compensation Committee believes that the executive compensation for 2019 is reasonable and appropriate and is justified by the performance of the Company and its achievement of its financial and strategic goals.

The variance in compensation of the named executive officers year over year demonstrates the alignment between pay and performance. For example, the variable cash compensation for the named executive officers from 2010 to 2019 has varied from 79% to 200% of target based on the strength of Company performance in the applicable year and contrasts to compensation received from 2007 to 2009 where executive officers received variable cash compensation well below target in a range from 39% to 74% of target based on Company performance as compared to objectives.

•

From 2007 to 2009, the executive officers received payouts well below their target variable cash compensation (74%, 45% and 39% of target in 2007, 2008 and 2009, respectively) due to the severe industry downturn. Further, in 2009, the executive officers received base salary cuts as high as 20%, which were only restored late in the year when business improved.

•

In 2010 and 2011, due to the Company’s record profitability and achievement of strategic business goals, the executive officers received at or close to the maximum 200% of their target variable cash compensation payout.

•

From 2012 to 2014, despite challenging market conditions, the Company maintained its profit rate before interest and taxes (“PBIT”)[1] and continued to make investments in long-term growth. As a result, the variable cash compensation payout for the executive officers decreased to 153% of target in 2012, 142% in 2013, and 142% in 2014 reflecting strong results, but not as strong as in 2010 or 2011.

•

In 2015, the Company increased its PBIT rate to the highest level in three years, generated revenues of over $1.6 billion in a down-cycle year for the semiconductor test market and increased market share in its system-on-a-chip, memory and wireless test businesses, while continuing to make investments in long-term growth. As a result, the variable cash compensation payouts for the executive officers increased with a range between 154% and 195% of target.

•

In 2016, after multiple years of achieving PBIT goals at sustained revenue levels, the Company established even more challenging performance goals and added a two-year rolling revenue growth rate metric as an element of the variable cash compensation plan to reinforce the importance of achieving short- and long-term revenue growth as well as achieving its profitability goals. In 2016, the Company grew revenue by 7%, to $1.75 billion, while generating significant free cash flow, maintaining its rate of profitability and achieving market share and other strategic goals. Due to the more challenging performance metrics for 2016, the executive officers received lower variable cash compensation payouts than they received for comparable Company performance in prior years with a range between 79% and 116% of target.

[1]

PBIT is a non-GAAP financial measure equal to GAAP income from operations less the following: restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and other non-recurring gains and charges.

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In 2017, the Company grew revenue by 22% to $2.14 billion while generating significant free cash flow, increasing its rate of profitability and achieving market share and other strategic goals. As a result, the variable cash compensation payouts for the executive officers increased to a range of 158% to 181% of target.

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In 2018, after successive years of achieving PBIT goals at sustained revenue levels, the Company increased the PBIT rate target for variable cash compensation from 15% to 17% and increased the percentage PBIT required for maximum variable cash compensation payout from 25% to 30%. In 2018, the Company earned revenue of $2.1 billion while generating significant free cash flow, increasing earnings per share, and producing record gross margins. As a result of the more challenging performance metrics, the variable cash compensation payout for the executive officers ranged from 149% to 158% of target.

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In 2019, the Company once again established more challenging performance goals by increasing the PBIT target from 17% to 19% for performance-based variable cash compensation, increasing the target two-year rolling revenue growth rate for variable cash compensation from 3% to 5%, increasing the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 10% to 15%, and increasing the three-year cumulative PBIT rate component of the long-term performance criteria for performance-based restricted stock units from 17% to 19%. In 2019, the Company increased revenue by 9%, to $2.3 billion, generated significant free cash flow and increased earnings per share for the sixth consecutive year while achieving certain strategic goals. However, due to the more challenging performance metrics for 2019, the executive officers received lower variable cash compensation payouts than they received for comparable Company performance in 2017 and 2018. The variable cash compensation payout for Messrs. Jagiela, Beecher, Mehta and Gray, which is calculated by applying a weighted averaging formula of the performance of all divisions, was 124% in 2019. The variable cash compensation payouts in 2019 for Messrs. Robbins and Smith were 137% and 124%, respectively, as the formula for their payouts is divided equally between (a) the weighted average formula of the performance of all divisions (124%) and (b) the performance of their respective divisions (Wireless Test for Mr. Robbins (149%) and Semiconductor Test for Mr. Smith (123%)).

While this variance in compensation demonstrates that the program effectively rewards the executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee continues to review the executive compensation program and its mix of short- and long-term incentives to ensure it reflects the correct balance between short-term financial performance and long-term shareholder return. The Committee also continues to establish challenging performance metrics reflecting the Company’s business objectives and strategy.

In January 2020, the Compensation Committee adjusted the mix of equity awarded to the executive officers by increasing the performance-based stock awards from 50% to 60% of the total grant date fair value of the awards (with performance-based stock awards measured at target), decreasing the time-based stock awards from 40% to 30%, and retaining non-qualified stock options at 10% of the 2020 equity award. The Company also increased the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 15% to 17%.

Teradyne has instituted a variety of compensation policies and practices to foster and maintain best practices for executive compensation. The Compensation Committee reviews these practices on a regular basis. Teradyne’s current policies and practices related to compensation and governance include the following:

•	Executive officer stock ownership guidelines requiring significant ownership;

•	Appropriate balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•	Multiple performance objectives used in the determination of variable cash compensation and performance-based stock awards;

•	Engagement of an independent compensation consultant to advise the Compensation Committee on executive compensation matters;

•	Executive officers’ change-in-control agreements contain a double trigger for acceleration of equity awards requiring a qualifying termination following a change-in-control;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Policy prohibiting executives from pledging Teradyne common stock; and

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Policy prohibiting executives from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments).

In connection with his hiring and appointment as Chief Financial Officer of the Company on April 25, 2019, Mr. Mehta’s initial base salary was set at $500,000 per year and his performance-based variable cash compensation target payout at 75% of his base salary. On May 1, 2019, the Company granted Mr. Mehta an equity award with a total value of $1,400,000 at target consisting of 40% time-based restricted stock units, 50% performance-based restricted stock units and 10% non-qualified stock options, consistent (including as to vesting terms) with the equity grants to Teradyne executive officers in January 2019. Mr. Mehta also received sign-on compensation to replace forfeited equity comprised of (i) a time-based restricted stock unit grant with a grant date value of $1,100,000 which will vest in equal amounts annually over two years, and (ii) a cash bonus of $600,000. In addition, the Company agreed to reimburse Mr. Mehta for certain expenses incurred in connection with his relocation. The cash sign-on bonus and relocation benefit must be wholly or partly repaid if Mr. Mehta resigns or if his employment is terminated by the Company for cause, in each case, within two years of his hire date.

Executive Compensation Objectives

The objective of the executive compensation program is to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates the executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for the executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, competitive market data (drawn from peer company and survey information), benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the independent members of the Board all aspects of the Chief

Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the other executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s compensation consultant and members of the human resources department provide competitive market information for comparative purposes. The executive officers do not determine any element of their own compensation or their total compensation amount.

Competitive Positioning

To ensure its compensation is competitive, the Company makes extensive use of comparative data for its worldwide employee programs and its executive officer compensation. This includes data gathered from surveys, the Compensation Committee’s compensation consultant and public filings.

For 2020, the Compensation Committee engaged the independent compensation consulting firm Compensia to develop a competitive analysis of Teradyne’s peer companies, to analyze executive pay packages and to advise on the relationship of the Company’s short-term and long-term performance incentives to total compensation. Compensia recommended to the Compensation Committee a peer group that reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for comparisons. The Compensation Committee reviewed and approved a peer group that included the 18 companies listed below:

Teradyne Peer	Revenue – Latest 4 Quarters (as of 10/8/19) ($MM)	Market Capitalization (30-day average as of 10/8/19) ($MM)
Cadence Design Systems	$2,259	$18,663
Ciena	$3,504	$6,095
Coherent	$1,557	$3,680
Entegris	$1,570	$6,184
FLIR Systems	$1,810	$7,001
Keysight Technologies	$4,230	$18,306
KLA-Tencor	$4,569	$24,343
Marvell Technology	$2,915	$16,449
Maxim Integrated	$2,314	$15,454
MKS Instruments	$1,885	$4,827
National Instruments	$1,352	$5,570
PTC	$1,233	$7,629
Qorvo	$3,173	$8,771
Skyworks Solutions	$3,558	$13,532
Trimble Navigation	$3,237	$9,599
Viavi Solutions	$1,130	$3,253
Xilinx	$3,224	$25,238
Zebra Technologies	$4,392	$10,979

Median	$2,615	$9,185

Teradyne	$2,145	$9,675

For 2020, Compensia recommended that the Compensation Committee (1) remove Itron from the peer group due to its low market capitalization, and (2) add Qorvo to the peer group. At the time the peer group was approved, Teradyne was below the median of the peer group in terms of revenue (39th percentile), but above the median of the peer group in terms of market capitalization (53th percentile).

The Compensation Committee augmented the peer group with data from the Radford Global Survey. From this survey, the Company used reported data for its peer group companies as well as all technology companies with industry and financial characteristics generally aligned with our peers and with annual revenues between $1 billion and $4.6 billion and market capitalizations between $3 billion and $26.6 billion.

Executive Compensation Program

The Board has implemented an executive compensation program that fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance targets that are important to the Company and its shareholders. This approach is designed to focus the executive officers on creating shareholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following charts illustrate performance-based target compensation for the Chief Executive Officer and the other named executive officers (as a group) as a percentage of total target compensation for 2019.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officers’ cash compensation with the Company’s annual and strategic performance objectives and motivates the executive officers to achieve Teradyne’s financial, operating, and growth goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that the target total cash compensation for each executive officer should be competitive with cash compensation of individuals holding similar roles and responsibilities as reflected by the peer group and survey data. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance, the role and responsibilities of the executive officer, and other benefits available to the executive officers, including Teradyne’s Cash Profit Sharing Plan.

For 2019, the Compensation Committee set performance-based variable cash compensation for executive officers as a percentage of base salary with a range, at target, of 70% to 85% of base salary and the independent members of the Board set the target level for the Chief Executive Officer at 110% of base salary as set forth in the following table.

Executive Officer	2019 Variable Cash Compensation Target Percentage of Base
Mark E. Jagiela	110%
Gregory R. Beecher	85%
Sanjay Mehta	75%
Charles J. Gray	70%
Bradford B. Robbins	75%
Gregory S. Smith	75%

Executive variable cash compensation is capped at 200% of target to limit actual executive compensation during periods of exceptionally strong performance.

In January of each year, the Compensation Committee also establishes the specific performance measures and formulas for the year’s variable cash compensation program. For 2019, the performance-based variable cash compensation goals were determined by operating division and were based on: (1) a baseline formula for non-GAAP profit rate before interest and taxes or PBIT2 percentage; (2) a two-year rolling revenue growth rate; and (3) measurable operating, financial and strategic goals. These components are aggregated in the variable cash compensation payout calculation and capped at 200% of target. The performance-based variable cash compensation for the named executive officers is determined by a formula comprised of Company-wide PBIT percentage, Company-wide revenue growth and the performance against key operating, financial and strategic goals by the Company’s business divisions. The revenue growth metric contributes 30% toward the target variable cash compensation payout with the PBIT metric contributing 40% and the operating, financial and strategic goals contributing 30%. In 2019, the Board increased the PBIT rate target for the performance-based variable cash compensation program from 17% to 19%, increased the target two-year rolling revenue growth rate from 3% to 5%, and increased the revenue growth rate that results in maximum payout for the revenue growth metric for variable cash compensation from 10% to 15%. In 2020, the Board increased the revenue growth rate that results in maximum payout for the revenue growth metric from 15% to 17%. The variable cash compensation for Messrs. Jagiela, Beecher, Mehta and Gray is calculated by applying a weighted average formula of the performance of all divisions. The variable cash compensation formula for Messrs. Robbins and Smith is divided equally between (1) the weighted average formula of the performance of all divisions and (2) the performance of their respective divisions (Wireless Test for Mr. Robbins and Semiconductor Test for Mr. Smith). In establishing the performance target levels for the financial performance measures, the Compensation Committee sets the PBIT percentage rate and the revenue growth rate at a level it believes to be appropriate for the businesses in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year, as well as certain strategic objectives.

These operating, financial and strategic goals may include strategic customer wins, market share gains, gross margin and profitability goals, new product introductions, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne is not disclosing the specific performance target levels for these goals because they represent confidential, commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed,

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PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and other non-recurring gains and charges. This PBIT percentage metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT percentage reported by the Company in the financial statements accompanying its quarterly earnings releases.

would cause competitive harm. The target levels for such performance measures, such as product development, market share, new product introductions and margin goals for new and existing products, are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with both the Company’s short-term financial and operating strategy and its long-term profitable growth strategy. In developing the variable cash compensation program, the Compensation Committee takes into account that these goals are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. The target levels for the measures to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame.

Following the close of each fiscal year, the variable cash payout is calculated and presented to the Compensation Committee for review. Based on the performance of the divisions, the variable cash compensation then is determined by the independent members of the Board for the Chief Executive Officer and by the Compensation Committee for the other named executive officers.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual and Company performance, and attract and retain talented individuals. Teradyne’s equity compensation program provides three types of equity incentives: (1) time-based awards which vest in equal installments annually over four years conditioned upon continued service, supporting the Company’s employee retention efforts; (2) performance-based awards, split equally between awards that vest based on the achievement of relative total shareholder return and cumulative PBIT percentage, in each case, measured at the end of a three-year performance period; (3) stock options granted at fair market value, which vest in equal installments annually over four years conditioned upon continued service, where executives benefit from stock appreciation. In January 2020, the Board adjusted the mix of equity awarded to the executive officers in 2020 by increasing the performance-based stock awards from 50% to 60% of the total grant date fair value of the awards (with performance-based stock awards measured at target), decreasing the time-based stock awards from 40% to 30%, and retaining non-qualified stock options at 10% of the 2020 equity award. These equity compensation components are consistent with the Company’s long-term goals to deliver profitability, revenue growth and superior return to shareholders.

Equity awards are made under the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to the executive officers are based upon peer data and each executive’s relative contribution, performance and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

At the beginning of each year, the Compensation Committee approves an overall equity budget to be used for awards to executive officers, employees and directors. Various factors are used in determining the annual equity award budget, including the total projected compensation expense to be incurred as a result of the equity awards, “overhang” from previously issued and outstanding awards, burn rates and competitive market data from the peer group and compensation surveys. The independent members of the Board determine the award type and grant date value for the Chief Executive Officer and the Compensation Committee determines the award type and grant date value for each other executive. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Compensation Committee.

Since 2006, the equity awards granted to the executive officers have been made in January, in order to align the evaluation and award of the equity compensation to the end of the fiscal year. The fair market value for these awards is determined using the closing price on the date of grant, as provided by the terms of the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Compensation Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company offers the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2019, the Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation (subject to Internal Revenue Service limits) for employees not accruing benefits in the Retirement Plan or SERP (each as defined below), and no match for employees accruing benefits in the Retirement Plan or SERP.

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the Nonqualified Deferred Compensation Table.

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive a higher employer match in the 401(k) Plan. Commencing in 2009, employees who continued in the separate Retirement Plan have received no 401(k) employer match. No named executive officer is currently earning benefits under the Retirement Plan.

The Company also maintains a defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the Pension Benefits Table. Mr. Robbins is the only named executive officer earning benefits under the SERP. The Pension Benefits Table lists the present value of accumulated benefits for Mr. Robbins as of December 31, 2019.

The Company also provides certain other benefits to its retirees. Based on age and service, Messrs. Jagiela, Beecher and Robbins qualify for these broad-based employee benefits. At retirement, they will be eligible to receive a pro-rated amount of variable cash compensation at target through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table lists the present value of accumulated benefits for Messrs. Jagiela and Robbins as of December 31, 2019.

In addition, if a named executive officer dies or suffers permanent disability, or retires or is terminated without cause after at least ten years of service and having reached the age of sixty, then (a) one hundred percent of the shares issued upon settlement of a performance-based RSU grant awarded more than 365 days prior to the date of termination of employment will vest on the date the amount of shares underlying the performance-based RSU grant are determined at the end of the three-year performance period and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of a performance-based RSU grant awarded less than 365 days prior to the date of termination of employment will vest on the date the amount of shares underlying the performance-based RSU grant are determined at the end of the three-year performance period.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Former Chief Financial Officer Retirement Agreement

On July 17, 2019, former Chief Financial Officer Gregory Beecher retired as Vice President and Senior Advisor of Teradyne, and Teradyne entered into an agreement (the “Retirement Agreement”) with Mr. Beecher. Under the Retirement Agreement, Mr. Beecher agreed to be bound by customary non-competition and non-solicitation covenants through January 31, 2023 and to enter into a standard employment release of claims. In exchange, under the Retirement Agreement, Mr. Beecher’s unvested equity will continue to vest as follows: (i) unvested time-based restricted stock units and stock options granted before 2019 will continue to vest in accordance with their terms through January 31, 2023; (ii) unvested time-based restricted stock units and stock options granted in 2019 prior to the Retirement Date will continue to vest in accordance with their terms through January 31, 2023 in a pro-rated amount based on the number of days that Mr. Beecher was employed during 2019; (iii) unvested performance-based restricted stock units awarded more than 365 days prior to the Retirement Date will continue to vest in accordance with their terms; and (iv) unvested performance-based restricted stock units awarded less than 365 days prior to the Retirement Date will continue to vest in accordance with their terms in a pro-rated amount based on the number of days Mr. Beecher was employed during the 365 calendar day period following the applicable grant date. Any of Mr. Beecher’s vested options or options that vest prior to January 31, 2023 may be exercised for the remainder of the applicable option term. The Retirement Agreement also includes additional, standard terms and conditions relating to Mr. Beecher’s separation from the Company. The Board believes the retirement package offered to Mr. Beecher was appropriate based on his tenure with the Company, his contributions during his service as Chief Financial Officer and industry practice for an orderly CFO succession and transition.

Chief Executive Officer Separation Agreement

Upon his appointment as Chief Executive Officer, Mr. Jagiela entered into an Agreement Regarding Termination Benefits (“CEO Separation Agreement”). The term of this CEO Separation Agreement, entered into on January 22, 2014, is three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Jagiela. The CEO Separation Agreement contains a three-year post-employment customer and employee non-hire and non-solicitation restriction and a three-year post-employment non-competition restriction. In consideration of these restrictions and subject to Mr. Jagiela’s providing a general release of claims in favor of the Company, among other conditions, Mr. Jagiela is eligible to receive severance payments for two years at his annual target compensation rate (both base salary and variable cash compensation), continued vesting of non-performance based equity awards for two years and continued vesting of performance-based equity awards for three years, in each case, following his termination by the Company for any reason other than death, disability or cause, each as defined in the CEO Separation Agreement, or in a circumstance in which Mr. Jagiela would be eligible to receive payments pursuant to his Change in Control Agreement. During the two-year post-employment period, Mr. Jagiela is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If the Company terminates Mr. Jagiela’s employment due to his disability and Mr. Jagiela is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible to receive severance payments for two years, to the extent he is not eligible to receive disability insurance, which payments will be reduced by any compensation Mr. Jagiela receives from other employment.

Chief Financial Officer Separation Agreement

Upon his appointment as Chief Financial Officer in 2019, Mr. Mehta entered into an Agreement Regarding Termination Benefits (“CFO Separation Agreement”). The term of this CFO Separation Agreement, entered into on April 25, 2019, is three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Mehta. The CFO Separation Agreement contains a one-year, post-employment customer and employee non-hire and non-solicitation restriction and a one-year, post-employment non-competition restriction. In consideration of these restrictions and subject to Mr. Mehta’s providing a general release of claims in favor of the Company, among other conditions, Mr. Mehta is eligible to receive severance payments for one year at his annual target compensation rate (both base salary and variable cash compensation) following his termination by the Company for any reason other than death, disability or cause, each as defined in the CFO Separation Agreement, or in a circumstance in which Mr. Mehta would be eligible to payments pursuant to his Change in Control Agreement. During the one-year post-employment period, Mr. Mehta is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If the Company terminates Mr. Mehta’s employment due to his disability and Mr. Mehta is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible to receive severance payments for one year, to the extent he is not eligible to receive disability insurance, which payments will be reduced by any compensation Mr. Mehta receives from other employment.

Change in Control Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer similar to those offered by most peer companies. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control transaction and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time. The terms of the Change in Control Agreements are described under “Post-Termination Compensation Table”—“Change in Control Agreements.”

Other Benefits

To attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

To offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. The purchase price is an amount equal to 85% of the fair market value of the common stock at market close on the last trading day of the purchase period. Each purchase period is a six-month period beginning in January or July and ending in June or December, respectively. Over fifty percent of world-wide employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s GAAP pre-tax profit (excluding its Industrial Automation Division, Wireless Test Division, and the Avionics Interface Technologies business) to all eligible employees, as determined by the Compensation Committee, including eligible executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year subject to any restrictions or exceptions approved by the Compensation Committee.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the executive officers with those of the shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in shares of the Company’s common stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, the executive officers are expected to retain at least 50% of the shares issued pursuant to Company equity awards, after taxes.

Shares subject to the stock ownership guidelines do not include any pledged Company stock. The Company maintains a policy prohibiting executives and directors from pledging Teradyne stock.

During the year, the executive officers complied with the stock ownership guidelines, and at year-end, all named executive officers were at or above the stock ownership guideline investment levels, except for Mr. Mehta who became subject to the guidelines upon his hiring in April 2019 and has until April 2024 to meet the stock ownership guidelines investment level.

Compensation Recoupment Policy

A compensation recoupment policy is applicable to all the executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable cash compensation and performance-based equity awards. The Board will review the Company’s compensation recoupment policy following the adoption of regulations by the Securities and Exchange Commission implementing Section 954 of the Dodd-Frank Act.

Impact of Accounting and Tax Treatment on Executive Compensation

As a result of federal tax legislation enacted in December 2017, compensation paid to certain of the Company’s executive officers in excess of $1 million per person per year will not be deductible unless it qualifies for transition relief applicable to certain compensation arrangements in place as of November 2, 2017 and not later materially modified.

The Compensation Committee believes that the interests of the Company’s stockholders are best served if the Compensation Committee continues to retain flexibility and discretion to approve and amend compensation plans, agreements and arrangements to support our corporate objectives, even if a plan, agreement or arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility. Despite the changes as a result of the recent tax legislation, the Compensation Committee currently expects (consistent with its executive compensation philosophy) to structure the Company’s executive compensation programs such that a significant portion of executive compensation is linked to the performance of Teradyne.

The Compensation Committee also takes into consideration the accounting treatment of the different forms of awards it may grant to executive officers.

2019 Executive Compensation

In January 2019, the Compensation Committee reviewed the performance of the named executive officers during 2018 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2018, the Compensation Committee considered competitive market data provided by Compensia, its independent executive compensation consultant, in setting executive compensation for 2019.

2019 Target Cash Compensation

To align cash compensation with the competitive market, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2019 base salaries and target cash compensation for certain of the named executive officers. The 2018 and 2019 base salaries and target cash compensation for the named executive officers are set forth below:

	Base Salary		Target Cash Compensation
	2018	2019	2018	2019
Mark E. Jagiela	$904,720	$932,000	$1,899,912	$1,957,200
Gregory R. Beecher	518,000	530,000	958,300	980,500
Sanjay Mehta	—	500,000	—	875,000
Charles J. Gray	375,000	380,000	637,500	646,000
Bradford B. Robbins	339,900	340,000	594,825	595,000
Gregory S. Smith	396,067	400,000	693,118	700,000

The performance-based variable cash compensation in 2019 was determined by operating division and based on the following:

1)	a target of 19% for company-wide PBIT measured as a percentage of annual revenue; and

2)	a target of 5% company-wide two-year rolling revenue growth rate measured annually; and

3)	performance against key operating, financial and strategic goals by each business division.

These components were aggregated in the variable cash compensation payout calculation with the revenue growth metric contributing 30%, the PBIT metric contributing 40% and the strategic goals contributing 30%, based upon target performance of each metric. Achievement of a PBIT rate above 19% and of a revenue growth rate above 5% were necessary to result in payments above target for those metrics. Achievement of a 30% PBIT rate and a 15% revenue growth rate would have resulted in a maximum payout of 200% of target for those metrics. The operating, financial and strategic goals for 2019 included market share gains, profit margin and gross margin targets, revenue and bookings targets, market penetration with new products and product development milestones in the Company’s various business units. The maximum variable cash compensation payout for each named executive officer was 200% of his target amount.

The variable cash compensation for Messrs. Jagiela, Beecher, Mehta and Gray was calculated by applying a revenue-weighted average formula of the performance of all divisions. The variable cash compensation formula for Messrs. Robbins and Smith was split equally between (a) the weighted average formula of the performance of all divisions and (b) the performance of their respective divisions (Wireless Test for Mr. Robbins and Semiconductor Test for Mr. Smith).

In January 2020, the Compensation Committee reviewed the Company’s performance against its 2019 performance-based variable cash compensation targets. The divisions’ performances varied from 29% to 162% of target. The variable cash compensation payout for the Semiconductor Test Division, which historically accounts for approximately 70-80% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executive officers, exceeded its PBIT percentage and memory test market share targets which positively impacted the calculation. Once the performance of the divisions was determined, the payout for the named executive officers was calculated by applying a weighted averaging formula of the performance of all divisions.

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved for 2019 (1) a 124% payout of target variable cash compensation for Messrs. Jagiela, Beecher, Mehta and Gray, (2) a 137% payout of target for Mr. Robbins, and (3) a 124% payout of target for Mr. Smith. Due to the different variable compensation factors for each executive officer, total cash compensation paid was between 10% and 19% above target, depending on the named executive officer. Mr. Beecher, who retired on July 17, 2019, was paid a pro-rata portion of his variable cash compensation for 2019. The payout amounts of 2019 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2019 Equity Awards

In January 2019, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved the 2019 equity awards for the named executive officers. Mr. Mehta’s 2019 equity awards were approved by the Compensation Committee in connection with his appointment as the Company’s Chief Financial Officer in April 2019. The Compensation Committee and the independent members of the Board continued to award RSUs and stock options for the 2019 equity grant with the same mix of time-based RSUs (40%), performance-based RSUs (50%), and non-qualified stock options (10%) as in 2018.

For the 2019 performance-based RSUs, the Compensation Committee approved performance metrics split equally between (1) a relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the performance period, which will be December 31, 2021) and (2) a three-year cumulative PBIT rate. Fifty percent (50%) of the performance-based RSUs (at target) are eligible to be earned and to vest based on the Company’s relative TSR performance and 50% based on cumulative PBIT rate. The Compensation Committee equally weighted these performance metrics to be consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The TSR-based metric aligns the interests of executive officers with the interests of shareholders and provides a significant incentive for the executive officers to focus on increasing long-term shareholder value, while the PBIT-based metric provides an incentive to maintain a high level of profitability over the long term.

For the TSR-based metric, Teradyne’s TSR performance is measured against the NYSE Composite Index (ticker symbol: NYA) which consists of over 2,000 companies listed on the New York Stock Exchange. The NYA Index represents a broad, diverse group of high quality investment alternatives. The Compensation Committee has concluded that the diverse NYA Index is an appropriate benchmark for Teradyne. Teradyne’s TSR percentage point gain minus that of the NYA Index at the end of the three-year period will determine the number of performance-based RSUs earned based on the TSR-based performance metric. With respect to the portion of the performance-based RSUs for 2019 subject to vesting based on TSR performance, the Company removed the four times grant date value cap that had applied to prior performance-based RSUs and changed the 45-day price averaging measurement period for the three-year performance period from 45 days prior to the third anniversary of the grant date to 45 days prior to December 31 of the year before the third anniversary of the grant date. The TSR measurement allows for payment from 0% to 200% of target shares based on underperforming or exceeding the NYA Index’s three-year return.

For the PBIT-based metric, the Compensation Committee increased the three-year cumulative target PBIT rate from 17% to 19%, increased the floor PBIT rate required to trigger a payout from 0% to 7%, and retained the PBIT rate required to achieve maximum payout at 30%. With respect to the portion of the performance-based RSUs subject to vesting based on PBIT, the PBIT measurement allows for payment from 0% to 200% of target shares based on cumulative three-year PBIT rate.

The number of performance-based RSUs that may be paid out based on relative TSR performance and PBIT rate are each illustrated below:

The final number of performance-based RSUs earned will be determined by the Compensation Committee and the independent members of the Board, as applicable, upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest at the end of the three-year performance period. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period; provided, however, if the named executive officer’s employment ends prior to the determination of the performance percentage due to permanent disability or death, or retirement or termination other than for cause after attaining both at least age sixty and at least ten years of service, then (a) 100% of the shares issued upon settlement of his performance-based RSUs awarded more than 365 days prior to the last day of employment and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of his performance-based RSUs awarded less than 365 days prior to the last day of employment will vest, in each case, on the date the amount of shares underlying the performance-based RSU grant are determined at the end of the three-year performance period.

To maintain a competitive equity compensation level relative to the market, the 2019 equity award values at target for the named executive officers were increased from the 2018 equity award values at target. Mr. Jagiela’s 2019 equity award at target increased 18.8%, and the awards at target for Messrs. Beecher, Gray, Robbins, and Smith were increased 4.9%, 6.0%, 6.8%, and 5.4% (in each case, for purposes of restricted stock units, value is based on the stock price on the date of grant), respectively.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2019 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs (#)	Number of Performance- based RSUs at Target (#)	Number of Stock Options (#)	Value of Time-based RSUs ($)	Value of Performance- based RSUs at Target (1)($)	Value of Stock Options ($)	Total Equity Value ($)
Mark E. Jagiela	54,422	68,028	48,733	$1,951,029	$2,861,938	$500,001	$5,312,968
Gregory R. Beecher	17,633	22,041	15,790	$632,143	$927,258	$162,005	$1,721,406
Sanjay Mehta (2)	34,059	14,362	10,153	$1,660,036	$914,213	$139,096	$2,713,345
Charles J. Gray	8,926	11,157	7,993	$319,997	$469,369	$82,008	$871,374
Bradford B. Robbins	5,987	7,483	5,361	$214,634	$314,803	$55,004	$584,441
Gregory S. Smith	9,252	11,565	8,285	$331,684	$486,533	$85,004	$903,221

(1)

The values shown for the performance-based RSUs are based on (i) the stochastic “Monte Carlo” simulation method for 50% of the performance-based RSUs with a three-year TSR performance metric and (ii) the stock price on the date of grant for 50% of the performance-based RSUs with a three-year PBIT rate metric. However, the Compensation Committee decided to continue to use the stock price on the date of grant methodology as its calculation of the value of the awards for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. The methodology used by the Compensation Committee creates a 26% lower valuation for the performance-based RSUs with a three-year TSR target and a 7% lower valuation for all equity.

(2)

On May 1, 2019, the Company granted Mr. Mehta an equity award consisting of time-based restricted stock units, performance-based restricted stock units and non-qualified stock options consistent with the equity grants to Teradyne executive officers in January 2019. Mr. Mehta also received a time-based restricted stock unit, which will vest in equal amounts annually over two years, as part of his one-time, sign-on compensation.

The grant date for the 2019 equity awards approved by the Compensation Committee for all named executive officers, other than Mr. Mehta, was January 25, 2019. The grant date for the 2019 equity awards approved by the Compensation Committee for Mr. Mehta was May 1, 2019. The 2019 time-based RSUs for all employees, including named executive officers, vest in equal installments annually over four years, commencing on the first anniversary of the grant. The performance-based RSUs vest on the third anniversary of the grant date, with (1) half of the performance-based RSUs eligible to vest based upon the determination of Teradyne’s TSR performance relative to the NYA Index and (2) half of the performance-based RSUs eligible to vest based on three-year cumulative PBIT, in each case, as described above. The stock option grants vest in equal installments annually over four years, commencing on the first anniversary of the grant date, and have a term of seven years from the date of grant.

The number of equity awards granted to each named executive officer is disclosed in the Grants of Plan Based Awards Table and the value of the performance-based RSUs granted for each named executive officer assuming the highest level of performance conditions is achieved is disclosed in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2020 Executive Compensation

From November 2019 to January 2020, the Compensation Committee conducted its annual assessment of executive compensation. The Compensation Committee evaluated the performance of the named executive officers during 2019 and concluded that the Company had:

•	Generated revenue of $2.3 billion;

•	Increased earnings per share for the sixth consecutive year;

•	Achieved market share gains in its memory test business;

•	Increased revenues in its semiconductor test, wireless test and system test businesses;

•	Returned approximately $560 million to shareholders through its quarterly dividend and share repurchase programs;

•	Invested for long-term future growth with the acquisition of AutoGuide Mobile Robots; and

•	Grown its industrial automation business year over year despite challenging global industrial automation conditions.

In addition to evaluating the Company’s performance during 2019, the Compensation Committee directed its independent executive compensation consultant, Compensia, to assess executive compensation for 2020 using the compensation peer group and the Radford survey data. The Compensation Committee considered total compensation, cash and equity, when reviewing compensation levels relative to the peer group and survey data. The Compensation Committee also took into account the positive results of the shareholder advisory vote on executive compensation by continuing to focus on performance-based compensation.

2020 Target Cash Compensation

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2020 base salaries and target cash compensation for certain of the named executive officers to align cash compensation with the industry and the competitive market. The 2019 and 2020 base salaries and target cash compensation for the named executive officers, other than Mr. Beecher, are set forth below:

	Base Salary		Target Cash Compensation
	2019	2020	2019	2020
Mark E. Jagiela	$932,000	$955,000	$1,957,200	$2,005,500
Sanjay Mehta	500,000	500,000	875,000	900,000
Charles J. Gray	380,000	390,000	646,000	682,500
Bradford B. Robbins	340,000	350,000	595,000	612,500
Gregory S. Smith	400,000	400,000	700,000	700,000

The independent members of the Board increased Mr. Jagiela’s base salary by 2.5% and retained his performance-based variable cash compensation target at 110% of his annual base salary. The Compensation Committee increased the base salaries of Messrs. Mehta, Gray, Robbins and Smith by 0%, 2.6%, 2.9%, and 0%, respectively. The Compensation Committee increased the performance-based variable cash compensation target for Mr. Mehta from 75% to 80% of his annual base salary and the performance-based variable cash compensation target for Mr. Gray from 70% to 75% of his annual base salary. Messrs. Robbins and Smith retained their performance-based variable cash compensation target at 75% of their respective annual base salaries.

The Board continued to use the same structure for determining performance-based variable cash compensation as in 2019, but increased the two-year rolling revenue growth rate required to achieve the maximum payout for the revenue growth metric from 15% to 17%. The variable cash compensation for Messrs. Jagiela, Mehta and Gray is calculated by applying a weighted averaging formula of the performance of all divisions. The variable cash compensation formula for Messrs. Robbins and Smith is split equally between (a) the weighted average formula of the performance of all divisions and (b) the performance of their respective divisions (Wireless Test for Mr. Robbins and Semiconductor Test for Mr. Smith).

The operating, financial and strategic goals for 2020 include market share gains, gross margin targets, profit margin targets, revenue and bookings targets, market penetration with new products and product development milestones in the Company’s various business units. The Compensation Committee believes these business and financial objectives effectively balance short-term profitability with long-term investment and growth. The maximum variable cash compensation payout for each named executive officer remains 200% of his target amount.

2020 Equity Award

In January 2020, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved equity awards for the named executive officers. The Compensation Committee and independent members of the Board adjusted the mix of equity awarded to the executive officers by increasing the performance-based RSUs from 50% to 60% of the total grant date fair value of the awards (with performance-based stock awards measured at target), decreasing the time-based RSUs from 40% to 30%, and retaining non-qualified stock options at 10% of the 2020 equity award.

As in 2019, the 2020 performance-based RSUs were calculated using an equal split between (1) a relative TSR formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the performance period, which will be December 31, 2022) and (2) a three-year cumulative PBIT rate. For the 2020 performance-based RSU grant, Teradyne’s TSR performance will continue to be measured against the NYA Index and PBIT performance will continue to have a three-year cumulative target of 19%, with a maximum of 30%. The final number of PBIT and TSR PRSUs that vest will vary based upon the level of performance achieved, from 0% to 200% of the target shares.

The final number of performance-based RSUs earned will be determined by the Compensation Committee and the independent members of the Board, as applicable, upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest on the third anniversary of the grant date. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period; provided, however, if the named executive officer’s employment ends prior to the determination of the performance percentage due to permanent disability or death, or retirement or termination other than for cause after attaining both at least age sixty and at least ten years of service, then (a) 100% of the shares issued upon settlement of his performance-based RSUs awarded more than 365 days prior to the last day of employment and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of his performance-based RSUs awarded less than 365 days prior to the last day of employment will vest, in each case, on the date the amount of shares underlying the performance-based RSU grant are determined at the end of the three-year performance period.

To maintain a competitive equity compensation level relative to the market, the 2020 equity award values at target for certain of the named executive officers were increased from the 2019 equity award values at target. Mr. Jagiela’s 2020 equity award increased 30%, and the awards for Messrs. Mehta, Gray, Robbins and Smith were increased 11%, 5%, 5%, and 12% (in each case, for purposes of restricted stock units, value is based on the stock price on the date of grant), respectively.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2020 time-based RSUs, performance-based RSUs and stock options for each named executive officer, other than Mr. Beecher.

Name of Executive Officer	Number of Time-based RSUs (#)	Number of Performance- based RSUs at Target (#)	Number of Stock Options (#)	Value of Time-based RSUs ($)	Value of Performance- based RSUs at Target (1)($)	Value of Stock Options ($)	Total Equity Value ($)
Mark E. Jagiela	27,046	54,092	31,447	$1,923,512	$4,350,890	$650,009	$6,924,411
Sanjay Mehta	6,450	12,899	7,499	$458,724	$1,037,522	$155,004	$1,651,250
Charles J. Gray	3,579	7,157	4,161	$254,538	$575,664	$86,008	$916,210
Bradford B. Robbins	2,414	4,827	2,806	$171,684	$388,250	$58,000	$617,934
Gregory S. Smith	3,953	7,906	4,579	$281,137	$635,919	$95,020	$1,012,076

(1)

The values shown for the performance-based RSUs are based on (i) the stochastic “Monte Carlo” simulation method for 50% of the performance-based RSUs with a three-year TSR performance metric and (ii) the stock price on the date of grant for 50% of the performance-based RSUs with a three-year PBIT rate metric. However, the Compensation Committee decided to continue to use the stock price on the date of grant methodology as its calculation of the value of the awards for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. The methodology used by the Compensation Committee creates a 20% lower valuation for the performance-based RSUs with a three-year TSR target and a 6% lower valuation for all equity.

The grant date for the 2020 equity grants approved by the Compensation Committee was January 24, 2020. The time-based RSU awards for all employees, including named executive officers, vest in equal installments annually over four years, commencing on the first anniversary of the date of grant. The performance-based RSUs for 2020 vest on the third anniversary of the grant date, with (1) half of the performance-based RSUs to vest based upon the determination of Teradyne’s three-year TSR performance relative to the NYA Index and (2) half of the performance-based RSUs to vest based on three-year cumulative PBIT, in each case, as described above. The stock options vest in equal installments annually over four years, commencing on the first anniversary of the date of grant, and have a term of seven years from the date of grant.

2020 Determination of Performance Achievement for 2017 Performance-Based RSU Grant

In January 2020, the Compensation Committee reviewed performance against the 2017 performance-based RSU targets: (1) a TSR formula measured against the NYA Index at the end of the three-year performance period (using a 45-day price averaging method at both the beginning and the end of the three-year performance period), capped at four times the grant date value; and (2) a three-year cumulative PBIT rate. On this basis, the Compensation Committee approved the number of the 2017 performance-based RSUs based on the TSR formula at 158% of target and the number of performance-based RSUs based on the three-year cumulative PBIT rate at 200% of target. These performance-based RSUs vested in full on January 27, 2020.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2019.

COMPENSATION COMMITTEE

Timothy E. Guertin (Chair)

Marilyn Matz

Roy A. Vallee

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2019, 2018, and 2017.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Mark E. Jagiela	2019	$932,000	$364,059	$4,812,967	$500,001	$1,271,248	$66,582	$61,056	$8,007,913
President and Chief Executive Officer	2018	$904,720	$325,588	$3,944,978	$420,802	$1,512,692	$—	$63,911	$7,172,691
	2017	$860,000	$374,312	$3,848,645	$400,000	$1,702,800	$37,289	$13,642	$7,236,688

Gregory R. Beecher (8)	2019	$289,964	$97,854	$3,016,881	$784,737	$325,862	$—	$45,180	$4,560,478
Former Vice President, Chief Financial Officer & Treasurer	2018	$518,000	$164,224	$1,448,396	$154,510	$669,256	$—	$65,479	$3,019,865
	2017	$500,000	$191,716	$1,443,254	$150,001	$765,000	$—	$52,686	$3,102,657

Sanjay Mehta (9)	2019	$328,730	$714,686	$2,574,249	$139,096	$465,000	$—	$222,809	$4,444,570
Vice President, Chief Financial Officer & Treasurer

Charles J. Gray	2019	$380,000	$120,162	$789,366	$82,008	$329,840	$—	$15,389	$1,716,765
Vice President, General Counsel & Secretary	2018	$375,000	$109,248	$727,748	$75,004	$399,000	$—	$15,674	$1,701,674
	2017	$370,000	$130,367	$721,656	$75,000	$466,200	$—	$15,413	$1,778,636

Bradford B. Robbins	2019	$340,000	$47,308	$529,437	$55,004	$365,685	$890,134	$3,465	$2,231,033
President, Wireless Test	2018	$339,900	$44,099	$482,846	$51,503	$402,309	$—	$3,248	$1,323,905
	2017	$330,000	$—	$481,097	$50,003	$392,167	$572,485	$2,976	$1,828,728

Gregory S. Smith	2019	$400,000	$130,207	$818,217	$85,004	$372,000	$—	$15,945	$1,821,373
President, Semiconductor Test	2018	$396,067	$118,780	$756,272	$80,675	$442,605	$—	$15,902	$1,810,301
	2017	$334,505	$121,326	$646,791	$67,222	$454,090	$—	$13,052	$1,636,986

(1)

The amounts reported in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly, and include amounts deferred under the 401(k) Plan or the Supplemental Savings Plan.

(2)

The amounts reported in the “Bonus” column represent amounts earned under the Cash Profit Sharing Plan. Additionally, the amount reported in the “Bonus” column for Mr. Mehta includes his $600,000 sign-on bonus paid in connection with his appointment as Chief Financial Officer of the Company in April 2019.

(3)

The amounts reported in the “Stock Awards” column, including the sign-on time-based RSU award for Mr. Mehta in connection with his appointment as Chief Financial Officer of the Company in April 2019, represent the fair value of the time-based and performance-based RSU awards on the date of grant, calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures and taking into account the probable outcome of performance conditions where applicable. The amounts reported in the “Stock Awards” column for Mr. Beecher also include the incremental fair value associated with the modifications made to Mr. Beecher’s awards in connection with his Retirement Agreement. The amounts reported in the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2019, 2018, and 2017, respectively: Mr. Jagiela: $5,723,876, $4,523,481 and $4,497,255; Mr. Beecher: $1,854,516, $1,660,790 and $1,686,474; Mr. Mehta: $1,828,426, N/A and N/A; Mr. Gray: $938,738, $834,442 and $843,266; Mr. Robbins: $629,606, $553,660 and $562,182; and Mr. Smith: $973,066, $867,163 and $755,798. The final number of performance-based RSUs awarded in 2018 and 2019 will be determined by the Compensation Committee and the independent members of the Board, upon the completion of the applicable three-year performance period, pursuant to the TSR and PBIT formulas described above for 2019 awards in “2019 Equity Awards.” Based on the achievement against the performance conditions, the actual value of the performance-based RSUs awarded in 2017 is as follows: Mr. Jagiela: $3,978,462; Mr. Beecher: $1,491,931;

Mr. Mehta: N/A; Mr. Gray: $745,994; Mr. Robbins: 497,329; and Mr. Smith: $668,616. For a discussion of the assumptions underlying this valuation, please see Note Q to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(4)

The amounts reported in the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The amounts reported in the “Option Awards” column for Mr. Beecher also include the incremental fair value associated with the modifications made to Mr. Beecher’s awards in connection with his Retirement Agreement. For a discussion of the assumptions underlying this valuation, please see Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(5)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned under the variable cash compensation program.
(6)

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the aggregate change in the actuarial present value of the named executives’ accumulated benefit under all defined benefit pension plans. See also the disclosure below in the Pension Benefits Table. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See the Nonqualified Deferred Compensation Table for 2019.

(7)	The amounts reported in the “All Other Compensation” column represent the following amounts for 2019 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Relocation Benefits	Tax “Gross Up” for Relocation Benefits	Total-All Other Compensation
Mark E. Jagiela	$57,688	$3,368	$—	$—	$61,056
Gregory R. Beecher	45,180	—	—	—	45,180
Sanjay Mehta	11,200	1,882	152,393	57,334	222,809
Charles J. Gray	11,200	4,189	—	—	15,389
Bradford B. Robbins	—	3,465	—	—	3,465
Gregory S. Smith	11,200	4,745	—	—	15,945

(8)

Mr. Beecher, the Company’s Chief Financial Officer until April 25, 2019, retired as Vice President and Senior Advisor of the Company effective July 17, 2019; his salary for 2019 was pro-rated accordingly.

(9)	Mr. Mehta succeeded Mr. Beecher as Chief Financial Officer of the Company effective April 25, 2019; his salary for 2019 was pro-rated accordingly.

Grants of Plan-Based Awards Table for 2019

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2019.

Name	Grant Date	Type of Award (1)		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Jagiela		VC	(2)	$—	$1,025,200	$2,050,400	—	—	—	—	—	—	—
	1/25/2019	PRSU	(3)	$—	$—	$—	—	68,028	136,056	—	—	—	$2,861,938
	1/25/2019	RSU	(4)	$—	$—	$—	—	—	—	54,422	—	—	$1,951,029
	1/25/2019	SO	(5)	$—	$—	$—	—	—	—	—	48,733	$36.75	$500,001
Gregory R. Beecher		VC	(2)	$—	$450,500	$901,000	—	—	—	—	—	—	—
	1/25/2019	PRSU	(3)	$—	$—	$—	—	22,041	44,082	—	—	—	$927,258
	1/25/2019	RSU	(4)	$—	$—	$—	—	—	—	17,633	—	—	$2,089,623
	1/25/2019	SO	(5)	$—	$—	$—	—	—	—	—	15,790	$36.75	$784,737
Sanjay Mehta		VC	(2)	$—	$375,000	$750,00	—	—	—	—	—	—	—
	5/1/2019	PRSU	(3)	$—	$—	$—	—	14,362	28,724	—	—	—	$914,213
	5/1/2019	RSU	(4)	$—	$—	$—	—	—	—	34,059	—	—	$1,660,036
	5/1/2019	SO	(5)	$—	$—	$—	—	—	—	—	10,153	$48.74	$139,096
Charles J. Gray		VC	(2)	$—	$266,000	$532,000	—	—	—	—	—	—	—
	1/25/2019	PRSU	(3)	$—	$—	$—	—	11,157	22,314	—	—	—	$469,369
	1/25/2019	RSU	(4)	$—	$—	$—	—	—	—	8,926	—	—	$319,997
	1/25/2019	SO	(5)	$—	$—	$—	—	—	—	—	7,993	$36.75	$82,008
Bradford B. Robbins		VC	(2)	$—	$255,000	$510,000	—	—	—	—	—	—	—
	1/25/2019	PRSU	(3)	$—	$—	$—	—	7,483	14,966	—	—	—	$314,803
	1/25/2019	RSU	(4)	$—	$—	$—	—	—	—	5,987	—	—	$214,634
	1/25/2019	SO	(5)	$—	$—	$—	—	—	—	—	5,361	$36.75	$55,004
Gregory S. Smith		VC	(2)	$—	$300,000	$600,000	—	—	—	—	—	—	—
	1/25/2019	PRSU	(3)	$—	$—	$—	—	11,565	23,130	—	—	—	$486,533
	1/25/2019	RSU	(4)	$—	$—	$—	—	—	—	9,252	—	—	$331,684
	1/25/2019	SO	(5)	$—	$—	$—	—	—	—	—	8,285	$36.75	$85,004

(1)	Type of Award:
VC – Variable Cash Compensation
PRSU – Performance-based Restricted Stock Units
RSU – Time-based Restricted Stock Units
SO – Stock Options
(2)

The amounts reported represent the target and maximum payout levels for the variable cash compensation awards; the actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Beecher retired on July 17, 2019 and, therefore, received only a pro-rata share of his 2019 variable cash compensation award in 2019.

(3)

The amounts reported represent the target and maximum number of performance-based RSUs granted in 2019. The final number of shares earned in respect of performance-based RSUs granted in 2019 will be determined by the Compensation Committee and the independent directors upon the completion of the three-year performance period pursuant to the TSR and PBIT formulas described above in “2019 Equity Awards”.

(4)

The time-based RSUs granted in 2019 vest in equal installments annually over four years, commencing on the first anniversary of the date of grant, except for Mr. Mehta’s sign-on time-based RSU grant which vests in equal amounts annually over two years, commencing on the first anniversary of the grant. The amounts for Mr. Beecher also include the incremental fair value associated with the modifications made to Mr. Beecher’s awards in connection with his Retirement Agreement.

(5)

The stock options granted in 2019 vest in equal installments annually over four years, commencing on the first anniversary of the date of grant, and have a term of seven years from the date of grant. The amounts for Mr. Beecher also include the incremental fair value associated with the modifications made to Mr. Beecher’s awards in connection with his Retirement Agreement.

Outstanding Equity Awards at Fiscal Year-End Table for 2019

The following table sets forth information concerning the outstanding equity awards held by the named executive officers at fiscal year-end, December 31, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark E. Jagiela	—	15,496	(1)	$19.43	01/29/23
	—	28,051	(2)	$28.56	01/27/24
	8,644	25,933	(3)	$47.70	01/26/25
	—	48,733	(4)	$36.75	01/25/26
						16,907	$1,152,888	(6)
						28,012	$1,910,138	(7)	70,029	$4,775,278	(12)
						26,466	$1,804,716	(8)	44,110	$3,007,861	(13)
						54,422	$3,711,036	(9)	68,028	$4,638,829	(14)
Gregory R. Beecher	—	6,793	(1)	$19.43	01/29/23
	—	10,519	(2)	$28.56	01/27/24
	—	9,522	(3)	$47.70	01/26/25
	—	8,527	(4)	$36.75	01/25/26
						7,412	$505,424	(6)
						10,505	$716,336	(7)	26,261	$1,790,738	(12)
						9,717	$662,602	(8)	16,195	$1,104,337	(13)
						9,522	$649,305	(9)	10,359	$706,380	(14)
Sanjay Mehta	—	10,153	(5)	$48.74	05/01/2026
						11,490	$783,503	(10)	14,362	$979,345	(14)
						22,569	$1,538,980	(11)
Charles J. Gray	—	3,302	(1)	$19.43	01/29/23
	—	5,260	(2)	$28.56	01/27/24
	—	4,623	(3)	$47.70	01/26/25
	—	7,993	(4)	$36.75	01/25/26
						3,603	$245,689	(6)
						5,253	$358,202	(7)	13,131	$895,403	(12)
						4,883	$332,972	(8)	8,137	$554,862	(13)
						8,926	$608,664	(9)	11,157	$760,796	(14)
Bradford B. Robbins	10,723	—		$18.10	01/30/22
	7,075	2,359	(1)	$19.43	01/29/23
	3,506	3,507	(2)	$28.56	01/27/24
	1,058	3,174	(3)	$47.70	01/26/25
	—	5,361	(4)	$36.75	01/25/26
						2,574	$175,521	(6)
						3,502	$238,801	(7)	8,754	$596,935	(12)
						3,240	$220,936	(8)	5,399	$368,158	(13)
						5,987	$408,254	(9)	7,483	$510,266	(14)
Gregory S. Smith	2,241	2,241	(1)	$19.43	01/29/23
	2,357	4,714	(2)	$28.56	01/27/24
	1,657	4,972	(3)	$47.70	01/26/25
	—	8,285	(4)	$36.75	01/25/26
						2,445	$166,725	(6)
						4,708	$321,039	(7)	11,769	$802,528	(12)
						5,074	$345,996	(8)	8,456	$576,615	(13)
						9,252	$630,894	(9)	11,565	$788,617	(14)

(1)

For each named executive officer, the vesting dates for options granted on January 29, 2016 are twenty-five percent (25%) of the options vested on each of January 29, 2017, January 29, 2018, and January 29, 2019 and twenty-five percent (25%) will vest on January 29, 2020.

(2)

For each named executive officer, the vesting dates for options granted on January 27, 2017 are twenty-five percent (25%) of the options vested on January 27, 2018 and January 27, 2019 and twenty-five percent (25%) will vest on each of January 27, 2020 and January 27, 2021.

(3)

For each named executive officer, the vesting dates for options granted on January 26, 2018 are twenty-five percent (25%) of the options vested on January 26, 2019 and twenty-five percent (25%) will vest on each of January 26, 2020, January 26, 2021, and January 26, 2022.

(4)

For each named executive officer, the vesting dates for options granted on January 25, 2019 are twenty-five percent (25%) of the options will vest on each of January 25, 2020, January 25, 2021, January 25, 2022, and January 25, 2023.

(5)	For Mr. Mehta, the vesting dates for options granted on May 1, 2019 are twenty-five percent (25%) of the options will vest on each of May 1, 2020, May 1, 2021, May 1, 2022, and May 1, 2023.
(6)

For each named executive officer, the vesting dates for time-based RSUs granted on January 29, 2016 are twenty-five percent (25%) of the RSUs vested on each of January 29, 2017, January 29, 2018, and January 29, 2019 and twenty-five percent (25%) will vest on January 29, 2020. The final number earned of performance-based RSUs granted on January 29, 2016 was determined, and the performance-based RSUs vested, on the three-year anniversary of the grant date (January 29, 2019).

(7)

For each named executive officer, the vesting dates for time-based RSUs granted on January 27, 2017 are twenty-five percent (25%) of the RSUs vested on each of January 27, 2018 and January 27, 2019 and twenty-five percent (25%) will vest on each of January 27, 2020 and January 27, 2021.

(8)

For each named executive officer, the vesting dates for time-based RSUs granted on January 26, 2018 are twenty-five percent (25%) of the RSUs vested on January 26, 2019 and twenty-five percent (25%) will vest on each of January 26, 2020, January 26, 2021, and January 26, 2022.

(9)

For each named executive officer, the vesting dates for time-based RSUs granted on January 25, 2019 are twenty-five percent (25%) of the RSUs will vest on each of January 25, 2020, January 25, 2021, January 25, 2022, and January 25, 2023.

(10)	For Mr. Mehta, the vesting dates for his time-based RSUs granted on May 1, 2019 are twenty-five percent (25%) of the RSUs will vest on each of May 1, 2020, May 1, 2021, May 1, 2022, and May 1, 2023.
(11)	For Mr. Mehta, the vesting dates for his one-time, sign-on time-based RSUs granted on May 1, 2019 are fifty percent (50%) of the RSUs will vest on each of May 1, 2020, and May 1, 2021.
(12)

Represents performance-based RSUs awarded in 2017 at target. The final number earned with respect to the performance-based RSUs awarded in 2017 was determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 27, 2020) pursuant to the performance metrics approved by the Compensation Committee for the 2017 grant, with the performance-based RSUs based on TSR earned at 158% of target and performance-based RSUs based on three-year cumulative PBIT earned at 200% of target, as further described above in “2020 Determination of Performance Achievement for 2017 Performance-Based RSU Grant” and the Summary Compensation Table. The performance-based RSUs earned vested at the end of the three-year measurement period (January 27, 2020).

(13)

These RSUs totals include the performance-based RSUs awarded in 2018 at target. The final number of performance-based RSUs awarded in 2018 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 26, 2021) pursuant to the performance metrics approved by the Compensation Committee for the 2018 grant. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 26, 2021).

(14)

These RSUs totals include the performance-based RSUs awarded in 2019 at target. The final number of performance-based RSUs awarded in 2019 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 25, 2022) pursuant to the performance metrics approved by the Compensation Committee for the 2019 grant and described above in “2019 Equity Awards”. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 25, 2022).

Option Exercises and Stock Vested Table for 2019

The named executive officers exercised stock options during 2019. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2019; and (2) the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting during 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Jagiela	103,406	$1,883,579	221,145	$8,055,266
Gregory R. Beecher	22,845	$555,914	96,084	$3,499,675
Sanjay Mehta	—	$—	—	$—
Charles J. Gray	11,112	$160,140	46,638	$1,698,650
Bradford B. Robbins	—	$—	33,183	$1,208,557
Gregory S. Smith	—	$—	33,151	$1,207,994

Retirement and Post-Employment Tables

Pension Benefits Table for 2019

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401(k) Plan in lieu of participation in the Retirement Plan. Approximately fifty percent (50%) of the employees elected to remain in the Retirement Plan. One hundred and ten current employees continue to accrue benefits in the Retirement Plan and only nine in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for any employee, including Mr. Robbins, who participated in both the Retirement Plan and the final average pay variant of the SERP. These employees continue to receive the same retirement benefits, but through the SERP rather than through accruals in the Retirement Plan. Mr. Jagiela is also entitled to benefits under the Retirement Plan but, as of January 1, 2000, is no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan.

There is no provision in the SERP to grant extra years of credited service. To calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in Teradyne’s financial statements for the fiscal year ended December 31, 2019, a discount rate of 3.1% for the Retirement Plan and 2.9% for the SERP.

Similar to most pension plans, Teradyne’s Retirement Plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors that can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2019, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although Messrs. Jagiela and Robbins are no longer accruing additional benefits under the Retirement Plan, they are entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, show a Change in Pension Value in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Mark E. Jagiela (1)	Retirement Plan	17.61	$361,451
	SERP	—	$—
Gregory R. Beecher	Retirement Plan	—	$—
	SERP	—	$—
Sanjay Mehta	Retirement Plan	—	$—
	SERP	—	$—
Charles J. Gray	Retirement Plan	—	$—
	SERP	—	$—
Bradford B. Robbins (2)	Retirement Plan	30.00	$657,051
	SERP	40.00	$3,411,000
Gregory S. Smith	Retirement Plan	—	$—
	SERP	—	$—

(1)	The years of creditable service for Mr. Jagiela were capped in 1999 with respect to the Retirement Plan.
(2)	The years of creditable service for Mr. Robbins were capped in 2009 with respect to the Retirement Plan.

Nonqualified Deferred Compensation Table for 2019

The Company maintains the Supplemental Savings Plan, which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401(k) Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401(k) Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2019.

Name	Executive Contributions in 2019 (1)	Employer Contributions in 2019 (2)	Aggregate Earnings in 2019	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/2019
Mark E. Jagiela	$264,343	$46,488	$378,444	$—	$2,053,255
Gregory R. Beecher	37,943	32,586	897,322	(456,468)	3,561,466
Sanjay Mehta	—	—	—	—	—
Charles J. Gray	—	—	—	—	—
Bradford B. Robbins	—	—	311,659		1,343,487
Gregory S. Smith	—	—	—	—	—

(1)

The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

	Mark E. Jagiela	Gregory R. Beecher	Sanjay Mehta	Charles J. Gray	Bradford B. Robbins	Gregory S. Smith
2019	$264,343	$37,943	$—	$—	$—	$—
2018	376,628	143,424	—	—	—	—
2017	229,880	112,586	—	—	92,074	—
Prior to 2017	498,198	1,167,283	—	—	364,635	—
Total Employee Contributions	$1,369,049	$1,443,236	$—	$—	$456,709	$—

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of the named executive officers (the “Change in Control Agreements”). Under the Change in Control Agreements, in the event the employment of a named executive officer is terminated without cause or the named executive officer terminates his employment for good reason (each as defined in the agreement) within two years following, or three months prior and in contemplation of, a defined change in control of Teradyne, he will receive the following payments and/or benefits, subject to the named executive officer providing a general release of claims in favor of the Company and continued compliance with restrictive covenants:

•	Immediate vesting of all outstanding and unvested equity awards (for performance-based equity awards, the vesting will be calculated assuming payout at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated, by month, up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation (both base salary and variable cash compensation) at the time of termination; and

•	Health, dental and vision plan insurance coverage for two years, provided on the same terms as those in effect on the date of termination.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if the two-year non-competition and non-solicitation covenants contained in the Change in Control Agreement are breached.

No Change in Control Agreement includes a provision for a tax gross-up payment. Mr. Beecher’s Change in Control Agreement, which was entered into in 2007 and provided for a tax gross-up payment, was terminated upon his retirement on July 17, 2019. Amounts otherwise payable under the Change in Control Agreements will be reduced, to the extent necessary, so as not to constitute “excess parachute payments” within the meaning of Section 280G of the Code.

Other Arrangements

Other than the Chief Executive Officer and the Chief Financial Officer, none of the named executive officers has a severance agreement. Mr. Jagiela, upon his appointment as Chief Executive Officer in February 2014, and Mr. Mehta, upon his appointment as Chief Financial Officer in April 2019, each entered into a Separation Agreement, the terms of which are set forth in the “Compensation Discussion and Analysis” section of this proxy statement. Teradyne has a standard severance practice under which the Company may, in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

Details of the named executive officers’ participation in the Company’s retirement and deferred compensation plans are disclosed above, on the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Upon his retirement as Chief Financial Officer, Mr. Beecher entered into a Retirement Agreement, the terms of which are set forth in the “Compensation Discussion and Analysis” section of this proxy statement and described below.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments and benefits that would be received by the named executive officers in the event of a termination of employment and/or a change in control, had the termination of employment and the change in control occurred on December 31, 2019. The following table does not reflect payments or benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, or long-term disability and life insurance.

	Reason for Termination (1)	Salary Continuation	Pro-rated Variable Cash Compensation (2)	Benefits Continuation	Value of Accelerated Unvested Equity (3)	Total
Mark E. Jagiela	Change in Control	$3,914,400	$1,025,200	$49,604	$24,931,526	$29,920,730
	Not for Cause	$3,914,400	$—	$49,604	$25,314,429	$29,278,433
	Disability (4)	$3,914,400	$—	$—	$28,409,735	$32,324,135
	Death	$—	$—	$—	$28,409,735	$28,409,735

Sanjay Mehta	Change in Control	$1,750,000	$375,000	$50,008	$3,499,304	$5,674,312
	Not for Cause	$875,000	$—	$13,149	$—	$888,149
	Disability (5)	$875,000	$—	$—	$3,434,909	$4,309,909
	Death	$—	$—	$—	$3,434,909	$3,434,909

Charles J. Gray	Change in Control	$1,292,000	$266,000	$50,008	$4,472,072	$6,080,079
	Disability	$—	$—	$—	$5,131,444	$5,131,444
	Death	$—	$—	$—	$5,131,444	$5,131,444

	Reason for Termination (1)	Salary Continuation	Pro-rated Variable Cash Compensation (2)	Benefits Continuation	Value of Accelerated Unvested Equity (3)	Total
Bradford B. Robbins	Change in Control	$1,190,000	$169,798	$32,989	$3,006,463	$4,399,249
	Not for Cause (6)	$—	$—	$—	$1,914,729	$1,914,729
	Disability	$—	$—	$—	$3,445,833	$3,445,833
	Death	$—	$—	$—	$3,445,833	$3,445,833

Gregory S. Smith	Change in Control	$1,400,000	$300,000	$26,955	$4,290,857	$6,017,812
	Disability	$—	$—	$—	$4,874,820	$4,874,820
	Death	$—	$—	$—	$4,874,820	$4,874,820

(1)

None of the named executive officers has an agreement to receive any salary continuation, benefits continuation, acceleration of equity or other payment in the event such named executive officer voluntarily terminates his or her employment with Teradyne without good reason or if the employment of that named executive officer is terminated by Teradyne for cause.

(2)	The amounts reported in this column for Change in Control represent pro-rated variable cash compensation at target for each of the named executive officers.
(3)

The Change in Control amounts represent the value of the performance and non-performance based restricted stock units and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control. Amounts for Death or Disability represent pro-rated values of performance based restricted stock units granted in 2019, full values of performance based restricted stock units granted prior to 2019, non-performance based restricted stock units, and the in-the-money value of stock options. Mr. Jagiela’s amount upon termination of employment by the Company Not for Cause represents the value of the performance based restricted stock units that would continue to vest for 36 months, and non-performance based restricted stock units and the in-the-money value of stock options that would continue to vest for 24 months.

(4)

Mr. Jagiela is eligible to receive a two-year severance payment, in the event of termination due to disability, to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment.

(5)

Mr. Mehta is eligible to receive a one-year severance payment, in the event of termination due to disability, to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Mehta receives from other employment.

(6)

Mr. Robbins is eligible to receive pro-rated values of the performance-based restricted stock units granted in 2019 and full values of performance-based restricted stock units granted prior to 2019, given his age and service, in the event of retirement or termination other than for cause.

Mr. Beecher retired effective July 17, 2019 and entered into a Retirement Agreement, as previously discussed. Pursuant to the Retirement Agreement, in exchange for an agreement to be bound by customary non-competition and non-solicitation covenants through January 31, 2023 and entering into a standard employment release of claims, Mr. Beecher’s unvested equity will continue to vest as follows: (i) unvested time-based restricted stock units and stock options granted before 2019 will continue to vest in accordance with their terms through January 31, 2023; (ii) unvested time-based restricted stock units and stock options granted in 2019 prior to the Retirement Date will continue to vest in accordance with their terms through January 31, 2023 in a pro-rated amount based on the number of days that Mr. Beecher was employed during 2019; (iii) unvested performance-based restricted stock units awarded more than 365 days prior to the Retirement Date will continue to vest in accordance with their terms; and (iv) unvested performance-based restricted stock units awarded less than 365 days prior to the Retirement Date will continue to vest in accordance with their terms in a pro-rated amount based on the number of days Mr. Beecher was employed during the 365 calendar day period following the applicable grant date. Any of Mr. Beecher’s vested options or options that vest prior to January 31, 2023 may be exercised for the remainder of the applicable option term. A summary of these awards is contained in the Outstanding Equity Awards at Fiscal Year-End Table. The incremental fair value associated with the modifications made to Mr. Beecher’s equity awards in connection with his retirement is $2,080,211. In connection with his retirement, Mr. Beecher also received a pro-rated portion of his variable cash compensation and amounts earned under the Cash Profit Sharing Plan for 2019 as reported in the Summary Compensation Table on page 41 of this proxy statement.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, Teradyne is providing the following information about the relationship of the annual total compensation of its employees to the annual total compensation of Mr. Jagiela, the Company’s Chief Executive Officer. The pay ratio information included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2019, Teradyne’s last completed fiscal year:

•	the median of the annual total compensation of all Teradyne employees (other than the Chief Executive Officer) was $97,185;

•	the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table on page 41 of this proxy statement, was $8,007,913; and

•	the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees was approximately 82:1.

To identify the median of the annual total compensation of all its employees (the “median employee”), Teradyne examined the 2017 model cash compensation for all employees, excluding our Chief Executive Officer, who were employed by the Company on the Company’s determination date, October 9, 2017. The Company included all employees in all countries, whether employed on a full-time, part-time, temporary or seasonal basis. “Model cash compensation” is the target cash compensation of a Company employee consisting of base salary, target sales commissions, target variable cash compensation, and/or target cash bonuses and benefits. The Company used model cash compensation for all employees as its consistently applied compensation measure because model cash compensation is an internal Company measure that reasonably reflects relative annual compensation to identify the median employee. Given its global population, the Company used currency exchange rates as of September 27, 2017 to determine model cash compensation and therefore the median employee. The Company did not use any cost-of-living adjustments in identifying the median employee.

Using model cash compensation as the consistently applied compensation measure, the Company determined the median employee is a field application engineer working in Asia. For 2019, as in 2018, the Company continued to use this employee as its median employee because there were no changes in its employee population or employee compensation arrangements that the Company believes would significantly impact the pay ratio disclosure. As permitted by SEC regulation, the median employee determination excluded individuals who became employees as a result of the AutoGuide Mobile Robots and Lemsys S.A. acquisitions, which were completed within the fiscal year ended December 31, 2019. Teradyne calculated annual total compensation for the median employee using the same methodology it used for the Company’s Chief Executive Officer as set forth in the Summary Compensation Table of this proxy statement. As the median employee was not paid in US dollars, the Company used currency exchange rates as of December 24, 2019 to determine the median employee’s annual total compensation.

OTHER MATTERS

Shareholder Proposals for 2021 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting.

For shareholders who wish to nominate a candidate for director at the 2021 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding both the nominee and the shareholder making the nomination, including, among other things, for both name, address, occupation of each person and shares held by each such person. In addition, the nominating shareholder must represent that such person intends to appear in person or by proxy at the meeting. A complete list of the requirements for nominating a candidate for director may be found in Teradyne’s bylaws.

In addition, the Nominating and Corporate Governance Committee will consider candidates properly suggested by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder suggesting the candidate will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2021 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. A complete list of the requirements for bringing such proposals may be found in Teradyne’s bylaws. If a shareholder wishes to present a proposal but fails to notify Teradyne within the prescribed time periods or otherwise comply with the requirements in Teradyne’s bylaws, that shareholder will not be entitled to present the proposal at the meeting.

SEC rules permit management to vote proxies in its discretion with respect to such matters if Teradyne advises shareholders how management intends to vote. Accordingly, if, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2021 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to include a proposal in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2021 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than November 27, 2020. All such proposals must comply with the requirements of SEC Rule 14a-8.

It is suggested that shareholders submit their proposals either by courier or Certified Mail – Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

TERADYNE
Teradyne, Inc.
C/O Broadridge Corporate Issuer Solutions, Inc
P O Box 1342
Brentwood, NY 11717
Investor Address Line 1
Investor Address Line 2
Investor Address Line 3 1 1 OFF 2
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1
NAME
THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/07/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/07/2020. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
CONTROL # 0000000000000000
SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees For Against Abstain
1A Michael A. Bradley 0 0 0
1B Edwin J. Gillis 0 0 0
1C Timothy E. Guertin 0 0 0
1D Mark E. Jagiela 0 0 0
1E Mercedes Johnson 0 0 0
1F Marilyn Matz 0 0 0
1G Paul J. Tufano 0 0 0
1H Roy A. Vallee 0 0 0
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2. To approve, in a non-binding, advisory vote, 0 0 0 the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables”.
3. To ratify the selection of 0 0 0 PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2020.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
0000000000
0 2
0000435612_1 R1.0.1.18
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
SHARES CUSIP # SEQUENCE #
JOB #
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

TERADYNE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K are available at www.proxyvote.com
TERADYNE, INC. Annual Meeting of Shareholders May 8, 2020 10:00 AM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) MARK E. JAGIELA and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, ET on May 8, 2020, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
0000435612_2 R1.0.1.18
Continued and to be signed on reverse side